                                                                     EXHIBIT 2.7

                           ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into on this 13/th/ day of October, 2000, by and between TRANSCEND SERVICES, INC., a Delaware corporation ("Seller"), and PROVIDER HEALTHNET SERVICES INC., a Delaware corporation ("Buyer").

                                   RECITALS:

     A. Seller owns and operates a business engaged in medical records facility management (the "Co-Sourcing Business") as well as a business offering medical record coding services (the "CodeRemote Business") (the Co-Sourcing Business and the CodeRemote Business being collectively referred to as the "Subject Businesses").

     B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, pursuant to the terms and subject to the conditions of this Agreement, the Subject Businesses and the assets relating thereto as more particularly set forth in this Agreement.

                                  AGREEMENT:

     In consideration of the foregoing, the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.   PURCHASE AND SALE OF ASSETS
     ---------------------------

     a.   Purchased Assets. Subject to and upon the terms and conditions set
          ----------------
          forth in this Agreement, Buyer hereby purchases from Seller, and Seller hereby sells, transfers, assigns and delivers to Buyer, all right, title and interest in, to and under all of the assets, rights, business, goodwill and other properties of Seller of every kind and description wherever located and whether tangible or intangible, real or personal or fixed or contingent, owned, held, used or offered for sale by Seller and used exclusively in connection with the operation of the Subject Businesses (collectively, the "Purchased Assets"). The Purchased Assets shall include, but not be limited to, the following:

          i. all rights, interests and benefits accruing to Seller under the contracts and agreements with certain hospitals and other healthcare providers (collectively, the "Assigned Medical Contracts"), each of which are set forth in Schedule 1.a.i
                                                           --------------
               attached hereto; and all rights (including, without limitation, rights of refund and offset), privileges, deposits, claims, causes of action and options relating or pertaining to the Assigned Medical

               Contracts, including, without limitation, all rights to receive payment for products sold or services rendered on or after the Closing Date, whether paid through escrow arrangements or otherwise, and any escrow accounts related thereto, if any;

          ii. all data, files and records, whether in print, electronic or other media, pertaining to the Subject Businesses or Seller's performance of the Assigned Medical Contracts and the Assigned Contracts (as defined below) including, without limitation, (A) all customer and mailing lists relating to the Subject Businesses, (B) all supplier and vendor lists relating to the Subject Businesses, (C) all administrative materials and data relating exclusively to the Subject Business (provided, that as to the employee files for the employees listed on Schedule 3.m
                                                                 ------------
               attached hereto, to the extent permitted by applicable law, Buyer may either (i) review the non-medical records of said employees at Seller's office during normal business hours for a period of ninety (90) days subsequent to the date hereof or (ii) if Buyer so elects, obtain a copy of such non-medical records for those employees of Seller that Buyer hires) and (D) correspondence and other communications pertaining to Seller's performance or services to be rendered in connection with the Assigned Medical Contracts;

          iii. all furniture, equipment, machinery, apparatus, tools, appliances, supplies and all other tangible personal property of every kind and description located either on the premises utilized or occupied by Seller or elsewhere and owned or used exclusively in connection with the Subject Businesses and set forth in Schedule 1.a.iii attached hereto (the "Equipment");
                        ----------------

          iv. all right, title and interest of Seller in, to and under all technology, know-how, data, telephone numbers, licenses (including, without limitation, one (1) IMNET license granted by McKessonHBOC), franchises, distributorships, labels, covenants by others not to compete, rights and other privileges used exclusively or primarily in the conduct of the Subject Businesses, and any right to recovery for infringement thereof (including, without limitation, past infringement) and any and all goodwill associated therewith or connected with the use thereof and symbolized thereby (the "Purchased Proprietary Rights"), including, without limitation, all of the items set forth in Schedule 1.a.iv attached hereto;
                        ---------------

          v. all goodwill of the Subject Businesses of Seller associated exclusively with the Purchased Assets;

          vi. all right, title and interest of Seller in and to the phrases "Co-Sourcing" and "CodeRemote", or any derivation of the foregoing phrases, and the goodwill associated therewith;

          vii. all right, title and interest of Seller in, to and under the contracts, arrangements, leases, instruments, purchase orders (as vendor or purchaser) and other agreements related to the Subject Businesses (collectively, the "Assigned Contracts"), each of which are set forth in Schedule 1.a.vii hereof, and all
                                               ----------------
                rights (including, without limitation, rights of refund and offset), privileges, deposits, claims, causes of action and options relating or pertaining to the Assigned Contracts, including, without limitation, all rights to receive payment for products sold or services rendered on or after the Closing, whether paid through escrow arrangements or otherwise, and any escrow accounts related thereto, if any;

          viii. all right, title and interest of Seller in computer equipment, hardware and software used exclusively in connection with the Subject Businesses, including, without limitation, all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, and any and all parts and appurtenances thereto, together with all intellectual property used in the operation of such computer equipment and hardware, including, without limitation, all software (including, without limitation, all information, documentation and other communication whether in paper or electronic format relating to any custom developed software), all file layouts, all data files, all of Seller's rights under any licenses related to Seller's use, at any time, of such computer equipment, hardware or software, and all leases pursuant to which Seller leases any such computer equipment, hardware or software;

          ix. a pro rata portion of all prepaid and deferred items of Seller to the extent that such items relate to periods after the Closing Date, including, without limitation, prepaid rentals, commission advances, other prepaid expenses, bonds, deposits and financial assurance requirements, and other current assets relating exclusively to any of the Purchased Assets or the Subject Businesses;

          x. all right, title and interest of Seller in, to and under all rights, privileges, claims, causes of action and options relating or pertaining exclusively to the Subject Businesses or the Purchased Assets; and

          xi.   except as set forth on Schedule 1.b, all other or additional
                                       ------------
                privileges, rights, interests or properties and assets of every kind and description and wherever located, that are used or intended for use exclusively or primarily in connection with the Subject Businesses as presently conducted.

     b.   Excluded Assets.  Seller and Buyer hereby expressly acknowledge and
          ---------------
          agree that Seller is not selling to Buyer, and Buyer is not purchasing from Seller, any of the assets and properties of Seller other than the Purchased Assets expressly identified in Subparagraph (a) of this Paragraph 1, including, without limitation:

          i. any patents, trade secrets, processes, know how or other intellectual property of Seller, other than those set forth in Subparagraphs 1.a.iv, 1.a.vi and 1.a.vii above;

          ii. any rights in or to the phrases "T2k", "Transcend Services", "Cascade Health Information Software", or any derivation of any of the foregoing phrases, or any rights in or to any of Seller's other trademarks, tradenames, servicemarks or trade dress, including but not limited to the goodwill related thereto, except as expressly provided in Subparagraphs 1.a.iv, 1.a.vi or 1.a.vii above;

          iii. any accounts receivable of the Subject Businesses for services rendered prior to the Closing Date, or other rights to payment for services rendered by the Subject Businesses prior to the Closing Date, including, without limitation, those which are not evidenced by instruments or chattel paper, together with any and all instruments and all documents of title representing any of the foregoing, or any rights, title, security, or guaranties in favor of Seller with respect to any of the foregoing, also excepting, without limitation, any right of stoppage in transit;

          iv. any assets which are used by the Subject Businesses and which are owned by the customers of the Subject Businesses and furnished for the use of the Subject Businesses by the customers of the Subject Businesses, all of said assets being located only on the premises of the customers and which include, without limitation, office furniture, office space, computer equipment, postage machines, copiers, facsimile machines, software and licenses therefor;

          v. all right, title and interest of Seller in, to and under that certain agreement by and between Seller and Deaconess Medical Center, dated October 29, 1999, and that certain agreement by and between Seller and Catholic Health Initiatives, dated June 30, 1998; and

          vi. any asset of Seller which is used in any other portion of Seller's business operations.

          The foregoing are collectively referred to as the "Excluded Assets".
          Schedule 1.b sets forth any assets of Seller used in the Subject
          ------------
          Businesses that would be required in order for Buyer to provide the services to its customers under the Assigned Medical Contracts following the Closing and which will not be transferred to Buyer.
          Schedule 1.c sets forth a list of Excluded Assets that have been used
          ------------
          by Seller both in the conduct of the Subject Businesses prior to the

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          Closing and in the conduct of Seller's medical records transcription business, and that will be used jointly by Seller and Buyer in Buyer's conduct of the Subject Businesses and Seller's conduct of its medical records transcription business until the earlier of ninety (90) days from the date of the Closing and such time as Buyer obtains reasonable substitutes for such assets. No additional consideration shall be payable by Buyer for joint use of such Excluded Assets during such time period. Buyer covenants in good faith to use commercially reasonable efforts to obtain substitutes for such assets promptly after the Closing.

2.   CONSIDERATION AND COVENANTS
     ---------------------------

     a.   Base Purchase Price. The base consideration to be paid by Buyer to
          -------------------
          Seller for the Purchased Assets shall be the sum of Four Million Six Hundred Forty Thousand Dollars ($4,640,000.00), plus the dollar amount
                                                          ----
          of the Purchased Assets described under Subparagraph 1.a.ix above, plus the dollar amount paid by Buyer pursuant to Subparagraph 2.c.iii hereof, together with Buyer's assumption of the Assumed Liabilities (as defined below) (the "Base Purchase Price"). On the Closing Date, Buyer and Seller shall jointly agree upon the dollar amount of the Purchased Assets described under Subparagraph 1.a.ix above in a Closing Statement, and shall execute the Closing Statement as part of the joint deliveries specified in Subparagraph 5.d below (the "Closing Statement"). At Closing, Buyer shall pay the Base Purchase Price in cash by wire transfer of immediately available U.S. funds pursuant to the wire transfer instructions set forth on Exhibit 2.a.
                                                      -----------

     b.   Contingent Purchase Price.
          -------------------------

          i.   Continuation of Existing Services.  Within thirty (30) days after
               ---------------------------------
               each anniversary of the Closing Date (each, an "Anniversary Date") up to and including the fifth (5/th/) Anniversary Date, Buyer shall pay to Seller an amount equal to (x) fifteen percent (15%) of the Net Revenues (as defined below) in excess of One Million Dollars ($1,000,000.00) that Buyer received during the twelve (12)-month period (or applicable portion thereof) immediately preceding the then-current Anniversary Date from the CodeRemote Business; plus (y) fifteen percent (15%) of the Net
                                    ----
               Revenues that Buyer received during such period as payment for services provided by Buyer pursuant to an extension or renewal of any of the Assigned Medical Contracts; provided, however, that if
                                                      --------  -------
               after the Closing Date Buyer enters into an extension or renewal of any Assigned Medical Contract for a period of twenty-four (24) months or more (a "Multi-Year Renewal"), then Buyer shall instead pay to Seller, within thirty (30) days after the first (1st) anniversary of execution of such Multi-Year Renewal, an amount equal to fifteen percent (15%) of the aggregate amount that the customer is contractually obligated to pay to Buyer (net of discounts, rebates, pass-through services and taxes, and not including any amounts attributable to periods for which the customer has the right to terminate the agreement other than for a breach or default by Buyer) for services provided pursuant to such Multi-Year Renewal during the five (5)-year period following the Closing Date. For periods during the term of any such Multi-Year Renewal during which the customer has the right to terminate the agreement other than for a breach or default by Buyer, Buyer shall pay to Seller an amount equal to fifteen percent (15%) of the Net Revenues that Buyer received during such periods as payment for services provided by Buyer pursuant to such Multi-Year Renewal in accordance with the time periods set forth in the immediately preceding sentence, without giving effect to the proviso at the end thereof. For purposes of this Section 2.b., "Net Revenues" shall mean the aggregate revenues received by Buyer (net of discounts, rebates, pass-through services and taxes) pursuant to such extension or renewal of any of the Assigned Medical Contracts.

          ii.  New Services to Existing Customers.
               ----------------------------------

               (A) In the event that, during the twenty-four (24)-month period commencing with the Closing Date, Buyer enters into an agreement to provide to a customer under one of the Assigned Medical Contracts a service that is not currently specified as a service to be provided by Buyer pursuant to such Assigned Medical Contract ("New Services") and such customer has continuously remained a customer under such Assigned Medical Contract through the date of contracting for the New Service (other than for a single break in service under such Assigned Medical Contract of six (6) months or less), then Buyer shall pay to Seller, within
               (30) days after each Anniversary Date falling after the execution of such agreement to provide New Services (up to and including the fifth (5th ) Anniversary Date), an amount equal to eight percent (8%) of the Net Revenues received by Buyer as payment for such New Services during the twelve (12)-month period (or applicable portion thereof) immediately preceding the then-current Anniversary Date; provided, however, that if the
                                         --------  -------
               agreement for New Services is for a period of twenty-four (24) months or more (a "Multi-Year New Services Agreement"), then Buyer shall instead pay to Seller, within thirty (30) days after the first (1st) anniversary of execution of such Multi-Year New Services Agreement, eight percent (8%) of the aggregate amount that the customer is contractually obligated to pay to Buyer (net of discounts, rebates, pass-through services and taxes, and not including any amounts attributable to periods for which the customer has the right to terminate the agreement other than for a breach or default by Buyer) as payment for New Services provided pursuant to such agreement prior to the fifth (5/th/) Anniversary Date. For periods during the term of any such Multi-Year New Services Agreement during which the customer has the right to terminate such agreement other than for a breach or default by Buyer, Buyer shall pay to Seller an amount equal to eight percent (8%) of the Net Revenues that Buyer received during such periods as payment for New Services provided by Buyer pursuant to such agreement in accordance with the time periods set forth in the immediately preceding sentence, without giving effect to the proviso at the end thereof.

               (B) In the event that, during the thirty-six (36)-month period commencing with the second (2nd) Anniversary Date and ending with the fifth (5/th/) Anniversary Date, Buyer enters into an agreement to provide New Services to a customer under one of the Assigned Medical Contracts and such customer has continuously remained a customer under such Assigned Medical Contract through the date of contracting for the New Service (other than for a single break in service of six (6) months or less), then Buyer shall pay to Seller, within thirty (30) days after each Anniversary Date falling after the execution of such agreement to provide New Services (up to and including the fifth (5/th/) Anniversary Date), an amount equal to four percent (4%) of the Net Revenues received by Buyer as payment for such New Services during the twelve (12)-month period (or applicable portion thereof) immediately preceding the then-current Anniversary Date; provided, however, that if such agreement for New Services is a
               --------  -------
               Multi-Year New Services Agreement, then Buyer shall instead pay to Seller, within thirty (30) days after the first (1/st/) anniversary of execution of such Multi-Year New Services Agreement, four percent (4%) of the amount that the customer is contractually obligated to pay to Buyer (net of discounts, rebates, pass-through services and taxes, and not including any amounts attributable to periods for which the customer has the right to terminate the agreement other than for a breach or default by Buyer) as payment for New Services provided pursuant to such Multi-Year New Services Agreement prior to the fifth (5/th/) Anniversary Date. For periods during the term of any such Multi-Year New Services Agreement during which the customer has the right to terminate such agreement other than for a breach or default by Buyer, Buyer shall pay to Seller an amount equal to four percent (4%) of the Net Revenues that Buyer received during such periods as payment for New Services provided by Buyer pursuant to such Multi-Year New Services Agreement in accordance with the time periods set forth in the immediately preceding sentence, without giving effect to the proviso at the end thereof.

               (C) Each time prior to the fifth (5/th/) Anniversary Date that Buyer enters into an agreement to provide New Services to a customer under one of the Assigned Medical Contracts Buyer shall send to Seller notification of such event in the form attached hereto as Exhibit 2.b.ii(C).
                         -----------------

          iii.  Finder's Fee Agreement.  At Closing, Buyer and Seller will enter
                ----------------------
                into a finder's fee agreement substantially in the form of
                Exhibit 2.b.iii attached hereto (the "Finder's Fee Agreement").
                ---------------

          iv.   Maximum Contingent Purchase Price.  Notwithstanding any other
                ---------------------------------
                provision of this Agreement, the maximum amount that Buyer shall be obligated to pay to Seller pursuant to this Section 2.b (excluding any fees earned pursuant to the Finder's Fee Agreement and any interest earned on amounts held in escrow pursuant to Section 2.b.v below) shall be Four Million Three Hundred Thousand Dollars ($4,300,000.00).

          v.    Escrow Agreement.  At Closing, Buyer, Seller and SunTrust Bank,
                ----------------
                N.A., as Escrow Agent, will enter into an Escrow Agreement substantially in the form of Exhibit 2.b.v attached hereto (the
                                             -------------
                "Escrow Agreement"), pursuant to which Buyer shall deposit into an escrow account an amount equal to Two Million Eight Hundred Thousand Dollars ($2,800,000.00) (the "Escrow Cash") to be held and distributed in accordance with the terms of the Escrow Agreement as a non-exclusive source for the payment to Seller by Buyer of any sums due pursuant to this Subparagraph 2.b and a non-exclusive source for the payment of indemnification claims pursuant to Subparagraphs 7.b and 7.c hereof.

          vi.   Additional Conditions Precedent to Contingent Payments.  In
                ------------------------------------------------------
                addition to the other conditions to payment set forth in this
                Section 2.b, except as provided in the next sentence, Seller shall be entitled to receive contingent payments only if, at the time any such payment becomes due, Seller (a) provides medical records transcription services on behalf of Buyer to the customer of Seller to whom a New Service is being provided or that is named in the Assigned Medical Contract that is the subject of such renewal or extension, as the case may be, if Seller was providing medical records transcriptions services to such customer at the time of the Closing; (b) has not filed and has not taken any steps toward filing (or had creditors file or take any steps toward filing) a petition in bankruptcy or similar proceedings seeking protection from creditors; (c) has not suffered to occur any cessation or permanent termination of active business operations; (d) has not been delisted or suffered to occur any steps toward delisting from a national securities exchange or the Nasdaq national market; and (e) has not undergone a change in management resulting in the cessation of Larry Gerdes' active involvement in the management of Seller and direction of Seller's policies and has not undergone a change-in-control (as defined under the Securities Exchange Act of 1934, as amended). Notwithstanding the immediately preceding sentence, Seller shall continue to be entitled to receive contingent payments provided for in Subparagraph 2.b.i hereof notwithstanding the occurrence of an event specified in clause
                (d) or clause (e) of the immediately preceding sentence, provided that all other conditions precedent to receipt of such contingent payments have been satisfied. Notwithstanding anything in this Agreement to the contrary, Seller acknowledges and agrees that the decision whether to enter into an extension or renewal of any Assigned Medical Contract as contemplated by Subparagraph 2.b.i hereof or an agreement for New Services as contemplated by Subparagraph 2.b.ii hereof will be made by Buyer in its sole and absolute discretion.

     c.   Assumed Liabilities.
          -------------------

          i.   Assumption.  As additional consideration for the Purchased
               ----------
               Assets, Buyer hereby assumes and agrees to discharge and perform when lawfully due only the following obligations of Seller: (A) all liabilities and obligations pursuant to the Assigned Contracts and Assigned Medical Contracts applicable to the Subject Businesses first accruing from and after the Closing Date; and (B) all sales and use, intangibles, real property, personal property and other taxes payable with respect to the operation of the Subject Businesses first accruing on or after the Closing Date (collectively, the "Assumed Liabilities").

          ii.  No Other Assumed Liabilities.  Except for the Assumed
               ----------------------------
               Liabilities, Buyer shall not assume, and Seller shall be and remain liable for, any and all obligations, liabilities, and indebtedness of Seller, whether due or to become due, absolute or contingent, direct or indirect, or asserted or unasserted, and whether relating to the Subject Businesses or otherwise, regardless of whether any such liability is disclosed herein or in any Schedule attached hereto (collectively, the "Excluded Liabilities").

          iii. Greenwich Medical Center Project.  Seller acknowledges that
               --------------------------------
               Seller is obligated to complete a microfilming project pursuant to an agreement by and between Seller and the Greenwich Medical Center dated as of September 27, 1996 (the "Greenwich Medical Center Contract"). Buyer shall pay at Closing directly to the vendor providing services to Greenwich Medical Center in order to fulfill Seller's obligation to complete a micro-filming project under the Greenwich Medical Center Contract, an amount equal to Sixty Thousand Dollars ($60,000.00). It is anticipated by Buyer and Seller that completion of such micro-filming project will involve expenditures by Buyer of an additional Thirty-Five Thousand Dollars ($35,000.00), or a total of Ninety-Five Thousand Dollars ($95,000.00) (including the $60,000.00 payment made by Buyer pursuant to this Subparagraph 2.c.iii). Buyer shall be responsible for expenditures in connection with such micro-filming project up to such Ninety-Five Thousand Dollar ($95,000.00) amount. Seller shall pay any additional amounts necessary to complete such micro-filming project under the Greenwich Medical Center Contract and Buyer shall have no responsibility therefor. Seller hereby represents that, as of the date hereof, other than the above-referenced micro-filming project, there are no other liabilities or obligations outstanding in connection with the Greenwich Medical Center Contract other than performance in the ordinary course under the Greenwich Medical Center Contract.

     d.   No Expansion of Third Party Rights.  The assumption by Buyer of the
          ----------------------------------
          Assumed Liabilities and the transfer thereof by Seller shall in no way expand the rights or remedies of any third party against Buyer or Seller as compared to the rights and remedies which such third party would have had against Seller had Buyer not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer of the Assumed Liabilities shall not create any third party beneficiary rights.

     e.   Allocation of Purchase Price. The parties hereto acknowledge and agree
          ----------------------------
          that the transactions contemplated hereunder must be reported in accordance with Section 1060 of the Internal Revenue Code of 1986.
          The parties agree to use their reasonable best efforts to agree upon the allocation of the Purchase Price among the Purchased Assets in accordance with their fair market values by no later than October 31, 2000. Upon having reached such agreement, each party shall complete Form 8594, Asset Acquisition Statement of Allocation ("Form 8594"), consistent with such allocation, shall provide such form to the other party and shall file a copy of such form with their respective federal income tax return for the period that includes the Closing Date. The parties hereto further agree to file all initial reports and returns required by federal, state and local tax laws and, except as required by law, continue to file any such future returns and reports consistent with such mutually agreed upon allocation. Notwithstanding the foregoing, in the event that the parties are unable to agree upon the allocation of the Purchase Price among the Purchased Assets, then each party shall complete Form 8594, and all additional reports and returns required by federal, state and local tax laws in accordance with such allocation as such party believes in good faith to be correct.

     f.   Accounts Receivable Payments and Adjustments.  Any payment received
          --------------------------------------------
          from a customer of the Subject Businesses by Buyer that is attributable to accounts receivable of the Subject Businesses for services rendered prior to the Closing Date shall be remitted by Buyer to Seller. Any payment received from a customer of the Subject Businesses by Seller that is attributable to accounts receivable of the Subject Businesses for services rendered after the Closing Date shall be remitted by Seller to Buyer. For the first three months after the Closing Date, Buyer and Seller shall settle all amounts payable pursuant to this Subparagraph 2.f on a monthly basis, with payment to be made within five days after the end of each month.

3.   REPRESENTATIONS AND WARRANTIES OF SELLER.  As a material inducement to
     ----------------------------------------
     Buyer to enter into this Agreement, Seller hereby represents and warrants to Buyer as follows:

     a.   Organization and Qualification of Seller.
          ----------------------------------------

          i. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite legal power, authority and right to own, operate, lease and license its properties and to carry on the Subject Businesses as and where the same are now being conducted.

          ii. Seller is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it with respect to the Subject Businesses, or the nature of the Subject Businesses, makes such qualification necessary.

          iii. None of Seller's subsidiaries owns any of the Purchased Assets or conducts any part of the Subject Businesses.

     b.   Authorization; Binding Nature of Agreement.  Seller has all requisite
          ------------------------------------------
          right, power and authority to enter into this Agreement and the other agreements, instruments and documents contemplated hereby to be executed and delivered by Seller in connection with the transactions contemplated by this Agreement and to perform its obligations hereunder and thereunder (such other agreements, instruments and documents are sometimes hereinafter referred individually as a "Seller's Instrument" or collectively as the "Seller's Instruments"). The execution and delivery of this Agreement and each of Seller's Instruments by Seller and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and is, and, each of Seller's Instruments to be executed and delivered by Seller, when executed and delivered, will be, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

     c.   No Violation.  Except as set forth on Schedule 3.c attached hereto,
          ------------                          ------------
          neither the execution and delivery of this Agreement or any of Seller's Instruments nor the consummation by Seller of the transactions contemplated hereby and thereby will (i) violate or conflict with, (ii) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under,
          (iii) result in the termination of, (iv) accelerate the performance required by or (v) result in the creation of any Lien upon any of the Purchased Assets under any charter provision, bylaw, contract, lease, agreement, instrument, order, judgment, decree, law or regulation to which Seller is a party or by which Seller, or any of the Purchased Assets, may be bound or affected.

     d.   Consents, Authorizations and Approvals.  Except as set forth on
          --------------------------------------
          Schedule 3.d attached hereto, no consent, authorization or approval
          ------------
          of, or declaration, filing or registration with, any Governmental Authority or any other person or entity is necessary in order for Seller to enter into and perform its obligations under this Agreement or Seller's Instruments.

     e.   Financial Statements; Absence of Undisclosed Liabilities.
          --------------------------------------------------------

          i.   Schedule 3.e contains copies of the following financial
               ------------
               statements which include, without limitation, the financial information of the Subject Businesses: (a) the audited balance sheet of Seller at December 31, 1997, 1998 and 1999, and the related statements of income for the fiscal years ended December 31, 1997, 1998 and 1999, and (b) the unaudited balance sheet of Seller at June 30, 2000 and the related unaudited statement of income for the six month period then ended (the "Interim Financial Statements"). All of such financial statements fairly present the financial position of Seller as of the dates shown and the results of the operations of Seller for the respective fiscal periods or as of the respective dates therein, in each case subject, as to the Interim Financial Statements, to changes resulting from year-end adjustments (none of which will be material in amount and effect) and the absence of notes thereto. All of such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as otherwise set forth in the notes thereto.

          ii. As of the date hereof and except as otherwise contemplated by this Agreement, Seller has no liabilities or obligations related to the Purchased Assets and the Subject Businesses of any nature (absolute, accrued, contingent or otherwise), whether due or to become due, which are not fully reflected or reserved against in the balance sheet at June 30, 2000 included in the Interim Financial Statements, except for liabilities that may have arisen in the ordinary course of business and consistent with past practice.

          iii. Except as disclosed in the Interim Financial Statements, Seller is not in default with respect to any liabilities or obligations that are related to the Purchased Assets or the Subject Businesses, and all such liabilities or obligations reflected in the Interim Financial Statements or incurred or accrued subsequent thereto have been, or are being, paid or discharged as they become due, and all such liabilities and obligations were incurred in the ordinary course of business.

     f.   Securities Filings.  Seller has filed all reports, registration
          ------------------
          statements, proxy statements, schedules, forms and other documents, together with any amendments and supplements required to be made with respect thereto, that were required to be filed with (i) the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 or the Securities Exchange Act of 1934 and (ii) any applicable state securities authorities (all such reports, statements, schedules, forms and other documents are referred to herein collectively as the "Securities Filings"). As of their respective dates, the Securities Filings, including, without limitation, any financial statements contained therein, complied in all material respects with all of the rules and regulations of the Commission promulgated under the Securities Act of 1933 or the Securities Exchange Act of 1934 and of any other regulatory authority with which they were filed. None of the Securities Filings contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and were complete and accurate in all material respects. There are no facts known to Seller existing as of the date hereof relating to Seller or the Subject Businesses or the Purchased Assets which Seller has not disclosed in the Securities Filings or to Buyer or its counsel in writing which, either individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Subject Businesses or the Purchased Assets.

     g.   Taxes.
          -----

          i. All taxes owed and due by Seller, if any, with respect to the net income of the Subject Businesses (whether or not shown on any tax return) have been paid or will be timely paid by Seller. There are no Liens on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any tax when due. Seller has withheld and paid when due all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

          ii. All federal, state, foreign, county, local and other tax returns (collectively, "Tax Returns") required to be filed by or on behalf of Seller have been timely filed and, when filed, were true and correct in all respects, and the taxes shown as due thereon were paid or adequately accrued. Seller has duly withheld and paid all taxes that it is required to withhold and pay relating to salaries and other compensation heretofore paid to its employees of the Subject Businesses.

     h.   Title to and Sufficiency of Purchased Assets.
          --------------------------------------------

          i. Seller has, and pursuant to this Agreement is conveying to Buyer, good and marketable title to all of the Purchased Assets free and clear of all liens, claims, security interests, pledges, mortgages, deeds of trust, rights of first refusal, restrictions and other encumbrances ("Liens") other than (i) the Liens set forth on Schedule 3.h.i attached hereto, which Liens shall be
                        --------------
               released contemporaneously with the Closing, and (ii) the Assumed Liabilities.

          ii.  Other than the Excluded Assets or as disclosed on Schedule 1.b,
                                                                 ------------
               the Purchased Assets constitute all of the rights, properties and assets of every kind, character and description, wherever located and whether tangible or intangible, real or personal or fixed or contingent, that are owned, held, used, conceived, developed or offered for sale or license by Seller exclusively or primarily in connection with the conduct of the Subject Businesses.

          iii. Except as disclosed on Schedule 1.b, the Purchased Assets are
                                      ------------
               adequate and sufficient for the conduct of the Subject Businesses as now conducted.

     i.   No Litigation.  There are currently no pending and Seller is not aware
          -------------
          of any threatened, action, suit, arbitration proceeding, investigation or inquiry against Seller, the Purchased Assets or the Subject Businesses or which is likely to prevent, impede or impair the purchase and sale of the Purchased Assets and the Subject Businesses in accordance with the terms of this Agreement. Neither Seller nor any of its assets or properties is subject to any judgment, order, writ or injunction of any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

     j.   Compliance with Laws.
          --------------------

          i. Seller is in compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations relating to the Subject Businesses (collectively, "Laws").
               Seller has not received notice of any violation or alleged violation of Laws relating to the Subject Businesses. Seller is not subject to liability (whether accrued, absolute, contingent, direct or indirect) for any past or continuing violation of any Laws relating to the Subject Businesses.

          ii. Seller has all material licenses, permits, approvals, authorizations and consents of all governmental and regulatory authorities (collectively, "Licenses") required for the conduct of the Subject Businesses as presently conducted. All such Licenses are in full force and effect as of the date hereof.

     k.   Proprietary Rights.
          ------------------

          i.   Except as disclosed on Schedule 1.b, the Purchased Proprietary
                                      ------------
               Rights include, without limitation, all proprietary rights of Seller used exclusively or primarily in the operation of the Subject Businesses other than such proprietary rights that are not used exclusively or primarily in the Subject Businesses and, if not transferred to Buyer, will not have an adverse effect on the business, financial condition or results of operations of the Subject Businesses following the Closing.

          ii.  Except as set forth in Schedule 3.k.ii attached hereto, Seller
                                      ---------------
               owns all right, title and interest in and to all of the Purchased Proprietary Rights; Seller has not received notice and has no knowledge that there are any claims made against Seller for the assertion of the invalidity, abuse, misuse or enforceability of any such rights, and, to Seller's knowledge there are no grounds for the same; Seller has not received a notice of conflict with the asserted rights of others within the last five years; to the knowledge of Seller, the conduct of Seller's business has not infringed upon any asserted rights of any person; and Seller is not aware of any infringement by any person of any of the Purchased Proprietary Rights.

     l.   Contracts and Commitments.
          -------------------------

          i. Other than the agreements listed in Subparagraph 1.b.v of this Agreement, the Assigned Contracts and the Assigned Medical Contracts include all of the contracts and agreements to which Seller is a party or by or to which Seller or the Purchased Assets are bound or subject and which are necessary for the conduct of the Subject Businesses as presently conducted. Contemporaneously with the execution and delivery of this Agreement, Seller has delivered to Buyer a true and complete copy of each such contract and agreement certified as such by a duly authorized officer of Seller.

          ii. The Assigned Contracts and the Assigned Medical Contracts are valid, binding and in full force and effect, and upon assignment and assumption will be enforceable by Buyer as of the Closing Date in accordance with their respective terms. No act of Seller has occurred, nor has there been any failure to act on the part of Seller that, in either case, has caused, or with the passage of time or giving of notice would cause, nor has the execution of this Agreement caused, or will the transactions contemplated under this Agreement cause (with or without the passage of time or giving of notice), Seller to be in default under any provision, or give rise to a right of acceleration, material adverse change or modification, or termination under any of the Assigned Contracts or the Assigned Medical Contracts or any other obligation relating to the Subject Businesses. To the knowledge of Seller, no other party to an Assigned Contract or an Assigned Medical Contract has breached any provision of, or is in default under, the terms thereof. No party has made or, to Seller's knowledge, threatened any claim against Seller for breach of or failure to perform under such contracts and no disputes exist regarding any of the Assigned Contracts or the Assigned Medical Contracts. Other than the Assigned Contracts, the Assigned Medical Contracts, and other than the agreements specified in Subparagraph 1.b.v of this Agreement, Seller is not a party to any contract or agreement pursuant to which Seller has performed or expects to perform either medical records facility management or medical records outsourcing or medical record coding services.

     m.   Employees.  Schedule 3.m attached hereto contains a list of all
          ---------   ------------
          current employees of the Subject Businesses as of the date hereof, including, without limitation, the commencement date of their employment and each employee's current compensation. Seller is not a party to any collective bargaining agreements or other contract with a labor union or other labor or employee group as such relates to employees of the Subject Businesses. Seller is in full compliance with all federal, state or other applicable laws, domestic or foreign, regarding employment and employment practices, terms and conditions of employment and wages and hours as such relate to the Subject Businesses.

     n.   No Adverse Change.  Since June 30, 2000, the Subject Businesses have
          -----------------
          been operated in the ordinary course consistent with past practice and there has not been any material adverse change in the business, operations, assets or liabilities or the condition, financial or otherwise, or prospects of the Subject Businesses or Seller, other than changes in the ordinary course of business and consistent with past practice, nor has there occurred any other event or condition of any character which has adversely affected or which could adversely affect the business, operations, properties, assets or liabilities, the condition, financial or otherwise, or prospects of the Subject Businesses or adversely affected or which could materially adversely affect the business, operations, properties, assets or liabilities, the condition, financial or otherwise, or prospects of Seller.

     o.   Absence of Changes.  Since the date of the Interim Financial
          ------------------
          Statements, and except as set forth on Schedule 3.o, Seller has not:
                                                 ------------

          i. transferred, assigned, conveyed or liquidated any of the assets related to the Subject Businesses or entered into any transaction or incurred any liability or obligation which affects the Purchased Assets or the Subject Businesses, other than in the ordinary course of its business;

          ii. suffered, permitted or incurred the imposition of any Lien upon any of the Purchased Assets or the Subject Businesses;

          iii. committed, suffered, permitted or incurred any default in any liability or obligation which has had or will have an adverse effect upon the Purchased Assets or the Subject Businesses;

          iv. made or agreed to any change in the terms of the Assigned Contracts or the Assigned Medical Contracts;

          v. paid, agreed to pay or incurred any obligation for any payment for, any contribution or other amount to, or with respect to, any employee benefit plan, or paid any bonus to, or granted any increase in the compensation of, the employees of the Subject Businesses (unless made at times and in amounts consistent with the historical practices), or made any increase in the pension, retirement or other benefits of Seller's directors, officers, agents, field representatives or other employees of the Subject Businesses;

          vi. committed, suffered, permitted or incurred any transaction or event which would increase Seller's tax liability for any prior taxable year which would attach to or become the liability of the Purchased Assets or the Subject Businesses; or

          vii. incurred any other liability or obligation or entered into any transaction other than in the ordinary course of the business of the Subject Businesses;

     p.   No Broker or Finder's Fees.  Neither Seller nor any of Seller's
          --------------------------
          officers, directors, employees or agents has retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

     q.   Disclosure.  No representation or warranty by Seller contained in this
          ----------
          Agreement, nor any Seller's Instrument furnished or to be furnished by or on behalf of Seller pursuant to this Agreement, nor any document or certificate delivered to Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits, or will omit, a material fact necessary to make the statements contained therein not misleading.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER.  As a material inducement to
     ---------------------------------------
     Seller to enter into and perform its obligations under this Agreement, Buyer represents and warrants to Seller as follows:

     a.   Organization and Qualification of Buyer.
          ---------------------------------------

          i. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite legal power, authority and right to own, operate and lease its properties and to carry on its business as and where the same is now being conducted and as proposed to be conducted.

          ii. Buyer is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it, or the nature of its business, makes such qualification necessary.

     b.   Authorization; Binding Nature of Agreement.  Buyer has all requisite
          ------------------------------------------
          right, power, and authority to enter into this Agreement and the other agreements, instruments and documents contemplated hereby to be executed and delivered by Buyer and to perform its obligations hereunder and thereunder (such other agreements, instruments and documents are sometimes hereinafter referred to individually as a "Buyer's Instrument" or collectively as the "Buyer's Instruments"). The execution and delivery of this Agreement and each of Buyer's Instruments and the performance by Buyer of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and is, and, each of Buyer's Instruments to be executed and delivered by Buyer, when executed and delivered, will be, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

     c.   No Violation.  Neither the execution and delivery of this Agreement or
          ------------
          Buyer's Instruments by Buyer, nor the performance of Buyer's obligations hereunder or thereunder will (i) result in a breach of, constitute a default under, or in any manner release any party thereto from any obligation under any material agreement, document, or instrument to which Buyer is a party, or by which it or its assets may be bound or affected; (ii) violate any order, writ, injunction, or decree of any court, administrative agency, or governmental body or require the approval, consent, or permission of any governmental or regulatory body or authority; or (iii) violate any provision of the Certificate of Incorporation or Bylaws of Buyer.

     d.   Approval of Third Parties. No consent, authorization, or approval of,
          -------------------------
          or declaration, filing or registration with, any Governmental Authority or any other third party is necessary in order to enable Buyer to enter into and perform its obligations under this Agreement or Buyer's Instruments.

     e.   No Litigation.  There is no action, suit, arbitration, proceeding,
          -------------
          investigation or inquiry pending before any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality or, to the knowledge of Buyer, threatened against Buyer which would likely prevent, impede or impair the purchase and sale of the Purchased Assets in accordance with the terms hereof. Neither Buyer nor any of its assets or properties is subject to any judgment, order, writ or injunction of any court, arbitrator or federal, state, foreign, municipality or other governmental department, commission, board, bureau, agency or instrumentality.

     f.   No Brokers or Finders.  Neither Buyer nor any of its officers,
          ---------------------
          directors, employees or agents has retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

     g.   Disclosure.  No representation or warranty by Buyer contained in this
          ----------
          Agreement, nor any Buyer's Instrument furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement, nor any document or certificate delivered by Buyer to Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits, or will omit, a material fact necessary to make the statements contained therein not misleading.

5.   CLOSING.
     -------

     a. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place contemporaneously on the date of the execution hereof (the "Closing Date"). The parties acknowledge and agree that the Closing shall take place by the forwarding of signature pages via facsimile transmission to Buyer's counsel on the Closing Date with original signatures to be forwarded to Buyer's counsel on the Closing Date via overnight delivery. Buyer's counsel shall send Buyer's executed counterpart signature pages to Seller's counsel via facsimile transmission on the Closing Date. Buyer's counsel will collate signature pages and transaction documents and distribute them to Buyer and Seller.

     b.   Seller's Deliveries.  On the Closing Date, Seller shall execute and/or
          -------------------
          deliver to Buyer (or to the Escrow Agent, as indicated below) all of the following:

          i. a bill of sale with respect to the Purchased Assets in substantially the form attached hereto as Exhibit 5.b.i (the
                                                         -------------
               "Bill of Sale");

          ii.  physical possession of all of the Purchased Assets;

          iii. an assignment and assumption agreement with respect to the Assumed Liabilities in substantially the form attached hereto as
               Exhibit 5.b.iii (the "Assignment and Assumption Agreement");
               ---------------

          iv.  services agreements in substantially the form attached as Exhibit
                                                                         -------
               5.b.iv (the "Services Agreements"), whereby Transcend will
               ------
               provide certain medical transcription services to Buyer for a term co-terminus with the Assigned Medical Contract relating to such services;

          v.   a management agreement substantially in the form of Exhibit 5.b.v
                                                                   -------------
               attached hereto (the "Management Agreement");

          vi.   all consents, authorizations and approvals set forth in Schedule
                                                                        --------
                3.d (including, without limitation, consents to the assignment
                ---
                of each of the Assigned Medical Contracts from Seller to Buyer);

          vii. certified copies of resolutions duly adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and each of Seller's Instruments and all corporate action necessary to enable Seller to comply with the terms of this Agreement and each of Seller's Instruments;

          viii. certificates of good standing and existence for Seller;

          ix. a license agreement from Cascade Health Information Software, Inc. in favor of Buyer, said license agreement to be in the form attached hereto as Exhibit 5.b.ix (the "License Agreement");
                                   --------------

          x. a letter from creditors demonstrating the release of any Liens shown on Schedule 3.h.i contemporaneously with receipt by wire
                         --------------
                transfer of that portion of the Base Purchase Price sent to such creditors in accordance with the wire transfer instructions set forth on Exhibit 2.a;
                         -----------

          xi. to Buyer and the Escrow Agent, a duly executed Escrow Agreement in the form attached hereto as Exhibit 2.b.v; and
                                               -------------

          xii. a duly executed Finder's Fee Agreement in the form attached hereto as Exhibit 2.b.iii.
                          ---------------

     c.   Buyer's Deliveries.  On the Closing Date, Buyer shall execute and/or
          ------------------
          deliver to the Seller (or to the Escrow Agent, as indicated below) all of the following:

          i.    the Base Purchase Price;

          ii. the Assignment and Assumption Agreement with respect to the Assumed Liabilities;

          iii.  the Services Agreements;

          iv.   the Management Agreement;

          v. certified copies of resolutions duly adopted by the Board of Directors of Buyer, authorizing the execution, delivery and performance of this Agreement and each of Buyer's Instruments and all corporate action necessary to enable Buyer to comply with the terms of this Agreement and each of Buyer's Instruments;

          vi. to Seller and the Escrow Agent, a duly executed Escrow Agreement in the form attached hereto as Exhibit 2.b.v;
                                               -------------

          vii.  to the Escrow Agent, the Escrow Cash;

          viii. a duly executed Finder's Fee Agreement in the form attached hereto as Exhibit 2.b.iii; and
                          ---------------

          ix. a certificate of good standing for Buyer from the jurisdiction of its incorporation.

     d.   Joint Delivery.  On the date of Closing, the parties shall have agreed
          --------------
          upon and executed the Closing Statement.

6.   COVENANTS OF THE PARTIES
     ------------------------

     a.   Employee Matters.  Buyer and Seller shall enter into at the Closing a
          ----------------
          Management Agreement substantially in the form of Exhibit 5.b.v
                                                            -------------
          attached hereto.

     b.   Existing Customer Contracts.  Subject to the last sentence of
          ---------------------------
          Subparagraph 2.b.vi hereof, Buyer agrees to use its commercially reasonable efforts and shall act in good faith in attempting to renew or extend the Assigned Medical Contracts such that Seller will enjoy the benefit of that portion of the contingent purchase price set forth in Subparagraph 2.b above.

     c.   Further Assurances.  From and after the date hereof, Seller and Buyer
          ------------------
          covenant and agree to deliver and acknowledge (or cause to be executed, delivered and acknowledged), from time to time, at the request of any other party and without further consideration, all such further instruments and to take all such further actions as may be necessary or reasonably appropriate to transfer more effectively to Buyer, or to enable Buyer to use the Purchased Assets or to otherwise to confirm or carry out the provisions and intent of this Agreement.

     d.   Confidentiality and Non-Competition.
          ------------------------------------

          i. The Confidentiality Agreement dated July 5, 2000 between Seller and Buyer (the "Confidentiality Agreement") shall survive execution and delivery of this Agreement.

          ii. In furtherance, but not in limitation of the foregoing, in the event that the transactions contemplated by this Agreement are not consummated, Buyer agrees, until the fifth (5) anniversary of the date of this Agreement, not to solicit the business of or render services in competition with Seller in the Subject Businesses to any customer or prospective customer of Seller where the identity of such customer or prospective customer was disclosed to Buyer during the course of its due diligence investigation. The foregoing sentence shall not apply to the extent that any such customer or prospective customer was already a customer of Buyer prior to the date hereof.

          iii. Seller covenants and agrees that, during the period in which any contingent purchase price is payable to Seller by Buyer pursuant to Subparagraph 2.b, Seller will not, directly or indirectly, compete with Buyer by carrying on a business that is substantially similar to either of the Subject Businesses within the United States of America (the "Territory"). For purposes of this Subparagraph d.iii, the term "compete" shall mean with respect to the Subject Businesses: (i) managing, supervising or otherwise participating in a management or ownership capacity in the provision of medical records facility management, medical records outsourcing services or medical records coding services (except as a stockholder holding less than a five percent (5%) interest in a corporation whose shares are actively traded on a regional or national securities exchange or in the over-the-counter market); (ii) calling on, soliciting, taking away or accepting as a client or customer any individual or entity that was a client or customer of the Subject Businesses during the twelve-month period prior to such act or that becomes a customer of the Subject Businesses after the Closing; or (iii) entering into or attempting to enter into, directly or indirectly, any business substantially similar to either of the Subject Businesses within the Territory, either or alone or with any third party. Notwithstanding the foregoing, the term "compete" shall not include (i) the provision by Seller of services pursuant to the terms of the agreements listed in Subparagraph 1.b.v of this Agreement, as in effect on the date hereof; or (ii) the sale or license by Seller of medical records coding software (including on an ASP basis, so long as the terms of any such license provide only for remote access by the customer to Seller's software and do not provide for the provision of coding services, directly or indirectly, by Seller).

     e.   No Trading. Buyer acknowledges and agrees that, during the course of
          ----------
          its due diligence investigation, it may have been exposed to material non-public information about Seller. Accordingly, Buyer agrees that, without the prior written consent of Seller, neither it nor any of its affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) acting alone or as part of a group, will from the date hereof until Transcend files its next quarterly report on Form 10-Q with the Commission (i) purchase or sell to or from any person any capital stock or securities of Seller, (ii) suggest that others trade in any capital stock or securities of Seller, or (iii) fail to keep confidential the disclosures made to it pursuant to the Confidentiality Agreement.

     f.   No Public Disclosure.  Buyer understands and agrees that due to the
          --------------------
          publicly-held nature of Seller, Buyer will not issue any press release or make any public disclosure concerning this Agreement or the transactions contemplated thereby without the prior consent of Seller, which will not be unreasonably withheld. At the Closing, Buyer will cooperate with Seller in the formulation and dissemination of an appropriate press release regarding the closing of the transactions contemplated by this Agreement.

     g.   Outsourcing.  After the Closing, Buyer agrees to enter into good faith
          -----------
          negotiations with Seller regarding a possible outsourcing by Buyer to Seller of a portion of Buyer's transcription business. A factor in these negotiations will be an evaluation by Buyer, in Buyer's sole discretion, of the degree to which Seller is able to provide such transcription services with the same or better quality, timeliness, accuracy, convenience and cost that Buyer provides to its customers.

     h.   Services Agreement.  Contemporaneously with the execution of this
          ------------------
          Agreement, Buyer and Seller shall enter into the Services Agreement whereby Seller agrees to provide as a subcontractor of Buyer certain medical transcription services to Buyer's customers under the Assigned Medical Contracts in accordance with and subject to the terms and conditions set forth in such Assigned Medical Contracts. Under the terms of the Services Agreement, in the event of the Seller's breach thereof, Buyer shall have the right to terminate the Services Agreement and to directly or through a third party contractor provide the medical transcription services to Buyer's customers under the Assigned Medical Contracts.

     i.   Accounts Payable after Closing.  Buyer and Seller shall cooperate with
          ------------------------------
          each other after the Closing in forwarding invoices or other requests for payment with respect to the accounts payable of the Subject Businesses to the party responsible for payment thereof as determined in accordance with the terms of this Agreement.

7.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
     -----------------------------------------------------------

     a.   Survival of Representations and Warranties.  All of the
          ------------------------------------------
          representations and warranties contained in this Agreement or in any of Buyer's Instruments or Seller's Instruments are material, have been relied upon and shall survive for a period of 18 months following the date hereof other than the representations and warranties set forth in Subparagraphs 3.a, 3.b, 3.h.i and 3.p and 4.a, 4.b and 4.f, which shall survive for the longest period under applicable law. Any claim for a breach of a representation and warranty must be initiated within the foregoing period, after which time the claiming party's right to bring a claim for breach of a representation or warranty shall expire. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents delivered in connection herewith. Each representation, warranty, covenant, and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

     b.   Indemnification by Seller.  Subject to the provisions of Subparagraph
          -------------------------
          7.d below, Seller shall indemnify, defend and hold Buyer and its directors, officers, employees, stockholders, agents, affiliates and assigns (collectively, the "Buyer Indemnified Parties") harmless from and against and, to the extent the same constitute out-of-pocket expenditures by any Buyer Indemnified Party, to promptly reimburse the Buyer Indemnified Parties for, all losses, liabilities, indebtedness, damages, actions, judgments, penalties, fines, costs, costs of defense and settlement, obligations, taxes, expenses, and fees, including, without limitation, all reasonable attorneys' fees and court costs ("Losses"), incurred by or asserted against any Buyer Indemnified Party, resulting from, arising out of, relating to, in the nature of or caused by (i) the breach of any representation, warranty, covenant or agreement of Seller set forth in this Agreement or any Seller's Instrument (other than the Service Agreement, the License Agreement or the Management Agreement); (ii) the Excluded Assets and Excluded Liabilities; (iii) any suit, action, claim, proceeding or investigation pending or threatened against or affecting the Purchased Assets or the Subject Businesses arising from any matter or state of facts existing prior to the Closing, regardless of whether it is disclosed by Seller in this Agreement; (iv) the cost and expense of defending any action, demand, or claim by any third party (a "Third Party Claim") against or affecting any Buyer Indemnified Party, the Subject Businesses, the Purchased Assets, which, if true or successful, would give rise to a breach of any of the representations, warranties, covenants or agreements of Seller set forth in this Agreement or any Seller's Instrument or would cause any Buyer Indemnified Party or the Purchased Assets to be subject to any obligation, liability or indebtedness referred to in clause (ii) above; (v) any failure of Seller to comply with any bulk sales laws; provided that the foregoing shall not be construed as a determination by either party that any such acts are applicable to the transactions contemplated by this Agreement; or (vi) any costs incurred by Buyer in excess of the Ninety-Five Thousand Dollar ($95,000.00) amount budgeted for completion of the micro-filming project to be performed under the Greenwich Medical Center Contract. In addition to any other rights or remedies Buyer may have, Buyer shall be entitled to make claims against the Escrow Cash pursuant to the terms and procedures set forth in the Escrow Agreement for the amount of any Losses that it has sustained or that it reasonably believes it may sustain, and to offset from the Escrow Cash any amount ultimately determined to be due and owing to Buyer by way of indemnification pursuant to this Section, all in accordance with the terms of the Escrow Agreement.

     c.   Indemnification by Buyer.  Subject to the provisions of Subparagraph
          ------------------------
          7.d below, Buyer shall indemnify, defend and hold Seller and its directors, officers, employees, stockholders, agents, affiliates and assigns (collectively, the "Seller Indemnified Parties") harmless from and against and, to the extent the same constitute out-of-pocket expenditures by any Seller Indemnified Party, to promptly reimburse the Seller Indemnified Parties for, all Losses incurred by or asserted against any Seller Indemnified Party resulting from, arising out of, relating to, in the nature of or caused by (i) the breach of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement; (ii) the Assumed Liabilities; or
          (iii) the cost and expense of defending any action, demand or claim by any third party against or affecting any Seller Indemnified Party, the Subject Businesses or the Purchased Assets, which, if true or successful, would give rise to a breach of any of the representations, warranties, covenants or agreement of Buyer or would cause any Seller Indemnified Party or the Purchased Assets to be subject to any obligation, liability or indebtedness referred to in clause (ii) above.

     d.   Limitations on Right to Indemnification.
          ---------------------------------------

          i. Notwithstanding anything to the contrary set forth in this Agreement, an indemnifying party hereunder shall have no obligation to indemnify a party entitled to indemnification hereunder pursuant to Subparagraph 7.b and 7.c above unless and until the aggregate amount of any and all Losses of such indemnification claims made by a party entitled to indemnification hereunder exceeds Ten Thousand Dollars ($10,000.00) (the "Minimum Aggregate Liability Amount"), after which time indemnification claims may be made for amounts above and below the Minimum Aggregate Liability Amount.

          ii. Seller on the one hand, and Buyer on the other hand, shall have no obligation to indemnify a party pursuant to Subparagraph 7.b and 7.c above for any amounts or Losses that when aggregated with all other amounts or Losses paid by such party exceeds the sum of
               (i) the Base Purchase Price plus (ii) the sum of the contingent
                                           ----
               purchase price payments actually earned by Seller pursuant to Subparagraph 2.b hereof plus (iii) all costs and expenses of
                                       ----
               defending any action, suit, demand or claim by such party for which indemnification is sought pursuant to Subparagraph 7.b or Subparagraph 7.c above (the sum of such amounts referred to in clauses (i), (ii) and (iii) being referred to herein as the "Maximum Aggregate Liability Amount"). In the event that either Seller or Buyer, as the case may be, has previously paid to the other for indemnification claims pursuant to this Section 7 an amount in the aggregate equal to the Base Purchase Price (plus all costs and expenses of defending the action(s), suit(s), demand(s) or claim(s) for which indemnification was sought), then such party shall have further liability for indemnification pursuant to this Section 7 only to the extent that contingent purchase price payments have been (prior to the date any additional claims arise) or are in the future (after the date any additional claims arise) earned by Seller pursuant to Subparagraph 2.b hereof.

          iii. The limitations set forth in clauses (i) and (ii) of this Subparagraph 7.d shall not apply to (A) Losses proximately related to the breaching party's fraud or intentionally wrongful acts, (B) damages proximately related to a breach of Seller's representations and warranties set forth in Subparagraph 3.a, 3.b, 3.h.i and 3.p above, or Buyer's representations and warranties set forth in Subparagraph 4.a, 4.b, and 4.f above, or
               (C) damages proximately related to a party's breach of any covenant contained herein.

     e.   Conditions of Indemnification.  The obligations and liabilities of the
          -----------------------------
          parties under Subparagraphs 7.b and 7.c with respect to claims or demands resulting from the assertion of any Third Party Claim shall be subject to the following terms and conditions:

          i. The party hereby seeking indemnification (the "Indemnitee") will give the other party hereto (the "Indemnitor") written notice of any such claims or demands promptly after the Indemnitee receives notice thereof, such notice to specify the provisions of this Agreement giving rise to the right to indemnification and a summary of all facts then known in support of such Third Party Claim (but such recitation of facts shall not compromise the claiming party's right to supplement such notice as additional facts become known and available). If the Indemnitor admits in writing its obligation to indemnify the Indemnitee for the Third Party Claim, which admission shall conclusively establish for purposes of this Agreement that claims asserted in such Third Party Claim are within the scope of, and subject to, indemnification under this Section 7 (to the extent that the amount of the Third Party Claim does not exceed the maximum amount set forth in Subparagraph 7.d.ii above), the Indemnitor may accept the defense thereof by counsel of its own choosing reasonably acceptable to the Indemnitee; provided, however, the failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except and to the extent it is prejudiced thereby.

          ii. In the event that the Indemnitor, within a reasonable time after notice of any such claim, fails to defend against such claim or demand or fails to admit its obligation to indemnify as provided above, the Indemnitee (upon further written notice to the Indemnitor) will have the right to undertake the defense, compromise or settlement of such claim or demand on behalf of and for the account and risk of the Indemnitor.

          iii. Anything in this Subparagraph 7.e to the contrary notwithstanding, and assuming the Indemnitor is assuming the defense of any claim in good faith, (i) if the Indemnitee shall so elect, the Indemnitee shall have the right, at its sole cost and expense, to defend, compromise or settle such claim or demand or to participate in the defense of any such claim or demand being defended by the Indemnitor, (ii) the Indemnitor shall not, without the Indemnitee's written consent, settle or compromise any such claim or demand or consent to entry of any judgment which does not include an unconditional term thereof giving the Indemnitee a release from all liability in respect of such claim or demand by the claimant or the plaintiff, and (iii) the Indemnitor agrees to act in good faith with due regard to the Indemnitee's on-going business interests to the extent compatible with an efficient and cost effective resolution of the dispute.

          iv. Notwithstanding anything in this Section 7 to the contrary, the Indemnitor shall not be entitled to participate in, and the Indemnitee shall be entitled to sole and absolute control over the defense, compromise or settlement of, any claim to the extent that the claim seeks an injunction or other similar equitable or nonmonetary relief against the Indemnitee.


     f.   Exclusive Remedies.
          ------------------

          i. The indemnification rights, remedies, provisions, procedures and limitations of this Agreement shall be the exclusive rights, remedies, procedures and limitations relating thereto available to any party as a result of one or more breaches of the representations, warranties, covenants, agreements and obligations contained in this Agreement or any of Seller's Instruments or Buyer's Instruments (other than the Service Agreement, the License Agreement and the Management Agreement); provided, however, this limitation shall not apply to (A) any act of fraud perpetrated upon a party or by another party hereto or
               (B) any equitable remedy available to a party hereto as a result of any such breach.

          ii. Notwithstanding anything to the contrary contained herein, the parties hereto hereby acknowledge and agree that the sole and exclusive rights, remedies, procedures and limitations with respect to breaches of the representations, warranties, covenants, agreements and obligations contained in each of the Service Agreement, the License Agreement and the Management Agreement, respectively, are found in such agreements, and the provisions of this Section 7 shall not apply to any such breach.

8.   MISCELLANEOUS PROVISIONS
     ------------------------

a.   Notices. All notices, requests, demands, or other communications hereunder
     -------
     (including, without limitation, notices of all asserted claims or liabilities) shall be in writing and shall be either delivered personally, by messenger service or by prepaid guaranteed overnight delivery service, or mailed by U.S. mail, certified or registered, with appropriate postage prepaid, to the addressees and addresses herein designated, or such other address as may be designated in writing by notice given in the manner provided herein, and shall be effective (a) upon personal delivery thereof, if delivered personally or by messenger service, (b) one (1) business day after delivery to the overnight delivery service for next business day delivery, if delivered by overnight delivery service, or (c) three (3) days following deposit in the U.S. mail if sent by mail postage paid, whether or not delivery is accepted:

          If to Seller:  Transcend Services, Inc.
                         945 East Paces Ferry Road
                         Resurgens Plaza Suite 1475
                         Atlanta, Georgia 30326
                         Attention:     Mr. Larry G. Gerdes,
                                        Chief Executive Officer

          With copy to:  Smith, Gambrell & Russell, LLP
                         Suite 3100, Promenade II
                         1230 Peachtree Street, N.E.
                         Atlanta, Georgia 30309-3592
                         Attention:     Richard G. Greenstein, Esq.

          If to Buyer:   Provider HealthNet Services Inc.
                         15851 Dallas Parkway, Suite 925
                         Dallas, Texas  75001
                         Attention:     Richard K. Kneipper,
                                        Chief Administrative Officer

          With copy to:  Jones, Day, Reavis & Pogue
                         3500 SunTrust Plaza
                         303 Peachtree St., N.E.
                         Atlanta, Georgia  30308
                         Attention:     Barry J. Stein, Esq.

     b.   Assignability; Binding Effect.  This Agreement shall be binding upon
          -----------------------------
          and inure to the benefit of the parties hereto and their permitted successors and assigns. This agreement may not be assigned by either party without the prior written consent of the other party.

     c.   Governing Law.  This Agreement shall be construed and governed in
          -------------
          accordance with the internal laws of the State of Delaware, without regard to its choice of law principles.

     d.   Representation and Warranties Complete; Disclaimer.  EXCEPT FOR THE
          --------------------------------------------------
          REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN, SELLER MAKES NO OTHER REPRESENTATIONS AND WARRANTIES, AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE HEREBY EXPRESSLY DISCLAIMED AS TO ANY OTHER INFORMATION OR MATTERS, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED

          WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS.

     e.   Dispute Resolution.

          i.   Mediation.  If any dispute, controversy or claim arising out of
               ---------
               or relating to this Agreement is not resolved by negotiation of the parties or if the parties are unable to mutually agree on any matter as provided in this Agreement, the parties will endeavor to settle the dispute or matter by non-binding mediation with the participation of at least one officer of each party under the then current presently effective Center for Public Resources Model for Mediation of Business Disputes.

          ii.  Arbitration.  Any dispute, controversy or claim that has not been
               -----------
               resolved as hereinabove provided or otherwise by agreement of the parties will be finally settled by arbitration conducted expeditiously in accordance with Exhibit 8.e.ii.
                                                --------------

          iii. Qualifications.  The parties agree that all mediators and
               --------------
               arbitrators selected for a mediation or arbitration, respectively, pursuant to this Subparagraph 8.e. will have some prior healthcare experience.

     f.   Counterparts.  This Agreement may be executed by facsimile signature
          ------------
          and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     g.   Entire Agreement.  This Agreement and the Exhibits and Schedules and
          ----------------
          the Confidentiality Agreement hereto constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior communications, writings, and other documents with regard thereto. No modification, amendment, or waiver of any provision hereof shall be binding upon any party hereto unless it is in writing and executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The course of conduct or course of dealing of the parties shall not serve to waive, amend, or modify the provisions of this Subparagraph.

     h.   Waiver.  The waiver by either party of any breach, default,
          ------
          misrepresentation, or breach of any warranty or covenant hereunder, whether intentional or not, shall not be deemed to extend to any prior or subsequent breach, default, misrepresentation, or breach of any warranty or covenant hereunder and shall not affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

     i.   No Strict Construction.  Each of the parties has been represented by
          ----------------------
          separate counsel with respect to this Agreement and the language herein represents the language chosen by the parties after consultation with such counsel. Thus, no rule of strict construction shall be applied against either party in interpreting this Agreement.

     j.   Fees and Expenses. Each of the parties hereto shall be responsible for
          -----------------
          their own fees, expenses, and other charges incurred in connection with the transactions contemplated hereby.

                           [Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed or caused their duly appointed representatives to execute this Agreement, under seal, on the date first above written.

                            "BUYER"

                            PROVIDER HEALTHNET SERVICES INC.



                            By: /s/ Richard K. Kneipper
                                ------------------------------------------------
                                Richard K. Kneipper, Chief Administrative
                                 Officer


                            "SELLER"

                            TRANSCEND SERVICES, INC.


                            By:  /s/ Larry G. Gerdes
                                ------------------------------------------------
                                Larry G. Gerdes, Chief Executive Officer